Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Options to purchase common stock granted under the Metreos Corporation 2000 Stock Option and Incentive Plan and assumed by the Registrant, and to the incorporation by reference therein of our reports dated August 24, 2005, with respect to the consolidated financial statements and schedule of Scientific-Atlanta, Inc. included in its Annual Report (Form 10-K) for the year ended July 1, 2005, and Scientific-Atlanta, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Scientific-Atlanta, Inc., filed with the Securities and Exchange Commission and incorporated by reference in the Form 8-K/A of Cisco Systems, Inc. dated May 12, 2006.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 10, 2006